Exhibit 99.1

NEWS RELEASE

Visteon Board, Eyeing Growth of Connected Car Market, Appoints Joanne M. Maguire and Rouzbeh Yassini-Fard as Directors

VAN BUREN TOWNSHIP, Mich., Jan. 6, 2015 — Visteon Corporation (NYSE: VC) announced today that Joanne M. Maguire and Rouzbeh Yassini-Fard have been appointed to the company’s board of directors, effective immediately.

Maguire, 60, served as executive vice president of Lockheed Martin Space Systems Company, a provider of advanced technology systems for national security, civil and commercial customers, from July 2006 until she retired in May 2013. Yassini-Fard, 56, an experienced entrepreneur in broadband technology, is the founder and CEO of YAS Capital Partners, a boutique firm specializing in broadband consulting, investment and research founded in 1997. He is known for his pioneering work in cable broadband technology and as the “father of the cable modem.”

“I am delighted to welcome Joanne and Rouzbeh to our board of directors,” said Timothy D. Leuliette, Visteon’s president and CEO. “Their exceptional experience and passion for innovation and technology aligns well with our focus as a global, technology-driven provider of automotive cockpit electronics and connected car services.”

Francis M. Scricco, non-executive chairman of Visteon’s board of directors, said, “Our company is looking for more aggressive ways the Internet of Things can fuel our drive to become a leader in the connected car space. These appointments are directly related to our strategy of continuing to explore additional ways to deliver value for our customers and shareholders.”

Maguire’s experience in the aerospace and defense industry spans three decades. Before joining Lockheed Martin in 2003, she held a succession of increasingly responsible technical and management roles at TRW – culminating as vice president of business development and deputy to the Sector CEO for TRW Space & Electronics, now part of Northrop Grumman.

Maguire also serves on the board of Freescale Semiconductor, Inc. and Charles Stark Draper Laboratory, an independent not-for-profit research and development company. She has a bachelor of science degree in electrical engineering from Michigan State University and a master’s in engineering from UCLA. She is a graduate of the executive program in management at UCLA’s Anderson School of Management and completed the Harvard Program for Senior Executives in National and International Security.

Yassini-Fard’s YAS Capital’s investment arm has successfully nurtured and assisted more than a dozen start-up companies to further fuel the connected world’s blending of data, voice and video services and applications. In addition to his role at YAS Capital Partners, Yassini-Fard is executive director of the University of New Hampshire Broadband Center of Excellence, an interdisciplinary initiative devoted to the advancement of broadband Internet technology and services. He is known for his pioneering work in cable broadband technology as the founder and CEO of LANcity and as a prominent contributor to the CableLabs Data over Cable Services Interface Specifications (DOCSIS), a pillar of today’s broadband industry.

Yassini-Fard has served as a member of the board of directors of LANcity, Broadband Access Systems and TrueChat (all of which have since been acquired by other companies), and Entropic Communications. He has an honorary doctorate in science and a bachelor of science in electrical engineering from West Virginia University, an honorary doctorate from Merrimack College, and an equivalent MBA from General Electric’s financial management program. He is the author of Planet Broadband (2004), a humanized look at broadband technology and its contributions to society.

With the appointments, Visteon’s board now consists of 10 directors, nine of whom are external and independent. Leuliette is the board’s only internal director.

About Visteon

Visteon Corporation is a global automotive supplier that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon delivers value for its customers and shareholders through two technology-focused core businesses: vehicle cockpit electronics and thermal energy management. Visteon owns 70 percent of Halla Visteon Climate Control Corp., one of only two global full-line automotive thermal management suppliers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 26,000 employees at facilities in 29 countries. Visteon had sales of $7.4 billion in 2013. Learn more at www.visteon.com.

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